Exhibit 5.1

ATTORNEYS AT LAW	VINSON & ELKINS L.L.P. THE TERRACE 7 2801 VIA FORTUNA, SUITE 100 AUSTIN, TEXAS 78746 TELEPHONE (512)542-8400 FAX (512) 542-8612 www.velaw.com

Range Resources Corporation
777 Main Street
Suite 800
Fort Worth, TX 76102

Ladies and Gentlemen:

     We have acted as counsel for Range Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 500,000 shares of Common Stock, par value $0.01 per share pursuant to the Amended and Restated 1999 Stock Option Plan and 300,000 shares of Common Stock, par value $0.01 per share (the 800,000 shares of Common Stock collectively, the “Shares”) pursuant to the 2004 Non-Employee Director Stock Option Plan (collectively, the “Plans”).

     In connection herewith, we have examined or are familiar with the 1999 Stock Option Plan, the 2004 Non-Employee Director Plan, the Restated Certificate of Incorporation of the Company as in effect on the date hereof, the Bylaws of the Company as in effect on the date hereof, the corporate proceedings with respect to the approval of the Plans, and the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.

     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the agreements granting options under the applicable Plan, will be validly issued and fully paid and non-assessable.

     The foregoing opinion is limited to the laws of the United States of America, the State of Texas, and to the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.